UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 08/04/2006

REPUBLIC COMPANIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51455

DELAWARE	30-0175923
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Delaware Avenue, Suite 900

Wilmington, Delaware 19801

(Address of principal executive offices, including zip code)

(302) 658-3613

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 4, 2006, Republic Companies Group, Inc., a Delaware corporation (“Republic”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arrow Capital US Inc., a Delaware corporation (“Arrow Capital”), Arrow Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Arrow Capital (“Merger Sub”), and Delek Group Ltd., a corporation organized under the laws of Israel (“Delek”).

Under the terms of the Merger Agreement, Merger Sub will be merged with and into Republic (the “Merger”), the separate corporate existence of Merger Sub will cease, and Republic will continue its corporate existence under Delaware law as the surviving corporation in the Merger.

As described in the Merger Agreement and subject to the conditions thereof, at the effective time of the Merger (i) each issued and outstanding share of Republic’s common stock will be cancelled and converted automatically into the right to receive $20.40 in cash and (ii) except as otherwise provided, each Outstanding Option, as defined in Section 2.4 of the Merger Agreement, issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the product of the number of shares of Republic’s common stock that would have been acquired upon the exercise of the Outstanding Option multiplied by the difference between $20.40 and the exercise price per share of Republic common stock subject to such Outstanding Option.

Completion of the Merger is subject to the satisfaction of closing conditions set forth in the Merger Agreement, including approval by the affirmative vote of a majority of the outstanding shares of Republic’s common stock and the receipt of certain regulatory and other approvals. The Merger is anticipated to close in the fourth quarter of 2006.

The foregoing description of the Merger, the Merger Agreement and related transactions and agreements is qualified in its entirety by the terms of the Merger Agreement, which is attached hereto as Exhibit 2.1, and the press release issued by Republic related thereto, which is attached hereto as Exhibit 99.1, each of which is incorporated by reference herein.

Stockholders Agreement

In connection with the execution of the Merger Agreement, Greenhill Capital Partners, L.P. and certain affiliated investment funds, Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P. entered into a stockholders agreement with Arrow Capital pursuant to which they agreed to vote shares of Republic common stock representing approximately 36% of the votes entitled to be cast in favor the Merger and the adoption of the Merger Agreement. These stockholders also agreed not to sell or transfer any of their shares of Republic common stock prior to the earlier it occur of the effective time of the Merger or the date upon which the Merger Agreement is terminated in accordance with its terms.

The foregoing description of the stockholders agreement is qualified in its entirety by the terms of the stockholders agreement, which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1 Agreement and Plan of Merger, dated August 4, 2006, by and among Republic Companies Group, Inc., Delek Group Ltd., a corporation organized under the laws of Israel, Arrow Capital US Inc. (“Arrow Capital”), a Delaware corporation, and Arrow Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Arrow Capital. (Certain schedules and exhibits have been omitted and Republic agrees to furnish to the Commission supplementally a copy of any omitted schedules and exhibits upon request).

99.1 Press Release, issued August 4, 2006.

99.2 Stockholders Agreement, dated as of August 4, 2006, among Arrow Capital US Inc., a Delaware corporation, and each of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P. and Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC COMPANIES GROUP, INC.

Date: August 4, 2006	By:	/s/Michael E. Ditto

Michael E. Ditto
Vice President, Corporate Secretary & General Counsel

Exhibit Index

Exhibit No.	Description
EX-2.1	Agreement and Plan of Merger, dated August 4, 2006, by and among Republic Companies Group, Inc., Delek Group Ltd., a corporation organized under the laws of Israel, Arrow Capital US Inc. (“Arrow Capital”), a Delaware corporation, and Arrow Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Arrow Capital. (Certain schedules and exhibits have been omitted and Republic agrees to furnish to the Commission supplementally a copy of any omitted schedules and exhibits upon request).

EX-99.1	Press Release, issued August 4, 2006.

EX-99.2	Stockholders Agreement, dated as of August 4, 2006, among Arrow Capital US Inc., a Delaware corporation, and each of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P. and Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P.